The following is an excerpt from our Form 10-K filed on September 28, 1998. We accept no obligation to update these forward-looking statements and do not intend to do so.


                   FACTORS AFFECTING FUTURE PERFORMANCE

Fluctuations in Period to Period Results; Seasonality; Uncertainty of Future Operating Results

         Our quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results are expected to fluctuate as a result of a variety of factors, including lengthy product sales cycles, changes in the level of operating expenses, demand for our products, introductions of new products and product enhancements by Mobius or its competitors, changes in customer budgets, competitive conditions in the industry and general domestic and international economic conditions.

         The timing, size and nature of individual license transactions are important factors in the Company's quarterly operating results. Many of our license transactions involve large dollar commitments by customers, and the sales cycles for these transactions are often lengthy and unpredictable. There can be no assurance that we will be successful in closing large license transactions within the fiscal quarter in which they are budgeted, if at all.

         We have often recognized a substantial portion of our revenue in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are often substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income, to fall substantially short of anticipated levels.

         Our business has experienced and is expected to continue to experience significant seasonality, with revenues typically peaking primarily in our fourth
(June) fiscal quarter and to a lesser extent in our second (December) fiscal quarter. These fluctuations are caused primarily by customer purchasing patterns and the Company's sales force incentive programs, which recognize and reward sales personnel on the basis of achievement of annual and other periodic performance quotas, as well as by the factors described above.

         We recognize revenue in accordance with Statement of Position ("SOP") 91-1, "Software Revenue Recognition", issued by the American Institute of Certified Public Accountants ("AICPA"). For transactions occurring on or after July 1, 1998, we will be required to recognize revenue in accordance with SOP 97-2, "Software Revenue Recognition", issued by the AICPA in October 1997, which supersedes SOP 91-1. For a discussion of the possible effect the adoption of SOP 97-2 may have on our financial results in general, and the recognition of revenues in specific periods in particular, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         Due to all of the foregoing factors and other factors described below, revenues for any period are subject to significant variation, and we believe that period-to-period comparisons of our operating results are not necessarily meaningful. Such comparisons may not be reliable indicators of future performance.

Technological Change

         The market for our software is characterized by a high degree of technological change, frequent new product introductions, evolving industry standards and changes in customer demands. The introduction of competitive products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future success will depend in part on our ability to enhance existing products and to develop and introduce new products to meet diverse and evolving customer requirements and keep pace with technological developments and emerging industry standards such as new operating systems, hardware platforms, user interfaces and storage media. The development of new products or enhanced versions of existing products and services entails significant technical risks. There can be no assurance that we will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, implementation and marketing of these products and enhancements, or that any new products and product enhancements we may introduce will achieve market acceptance.

Product Concentration

         To date, a substantial portion of our revenues have been attributable to the licensing of our ViewDirect and DocumentDirect software and the provision of related maintenance services. We currently expect this to continue for the foreseeable future. As a result, factors adversely affecting the pricing of, or demand for, these products and services, such as competition or technological change, could have a material adverse effect on our business, operating results and financial condition.

Competition

         The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We think the most important competitive factors in the market for storage, retrieval and presentation software are scalability, breadth of supported operating systems and document formats, ease of use, product reputation, quality, performance, price, sales and marketing effort and customer service. We currently encounter direct competition from a number of public and private companies including Computer Associates International, Computron Software, Inc., FileNet Corporation, International Business Machines Corp., Eastman Kodak Co., New Dimension Software Ltd., and RSD S.A. Due to the relatively low barriers to entry in the software market, additional competition from other established and emerging companies is likely as the market for storage, retrieval and presentation software continues to develop and expand. Some of these companies are substantially larger than Mobius and have significantly greater financial, technical and marketing resources, and a larger installed base of customers, than Mobius. Some of such competitors also have extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than Mobius. In addition, current and potential competitors have established or may establish cooperative relationships among themselves with prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that Mobius will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition.

International Sales and Operations

         We believe that our revenues and future operating results will depend in part on our ability to increase sales in international markets. Our international subsidiaries have not been profitable to date, and we expect achieving profitability will require significant management attention and financial resources. There can be no assurance that we will be able to maintain or increase international market demand for our products or hire additional qualified personnel who will successfully be able to market our products internationally. Our international sales are subject to the general risks inherent in doing business abroad, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws and economic instability. There can be no assurance that such factors will not have a material adverse effect on our future international revenues and, consequently, on our business, operating results and financial condition.

         An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive, and, therefore, potentially less competitive in those markets. Although we do not currently engage in international currency hedging transactions, we are exploring the possibility of doing so in the future. To the extent that the U.S. dollar strengthens against foreign currencies in international markets in which we maintain operations, our net assets that are denominated in such foreign currencies will be devalued, resulting in a foreign currency translation loss. For more information on our international operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 and Notes 2 and 12 of Notes to Consolidated Financial Statements.

Expansion of Indirect Channels

         To date, sales through indirect sales channels have been immaterial. We intend to invest resources to develop these channels; however, if our efforts do not generate sufficient license revenues our operating results will be negatively impacted. Our ability to achieve revenue growth in the future will be affected by our success in expanding existing and establishing additional relationships with strategic partners. We expect to receive lower unit prices when selling through indirect channels, therefore, if we are successful in selling products through indirect channels; our gross margins as a percentage of revenue will decrease.

Extended Payment Risk

         Terms of sale are a competitive factor in our markets. We offer extended payment terms to some of our customers, generally three years for server products and five years for client products. The license revenue for these extended payment agreements is recorded at the time of sale as the present value of the contract payments expected over the life of the agreement, net of bundled maintenance fees. Interest income from these agreements is recognized over the term of the financing based on the discount rate used by the Company to determine present value. Although we have established reserves against possible future bad debts and we believe that these installment contracts are enforceable and that ultimate collection is probable, there can be no assurances that customers will not default under such financing arrangements, or that any such default would not have a material adverse effect on the Company's business, operating results and financial condition. For more information on these extended payment agreements see Notes 2 and 3 of Notes to Consolidated Financial Statements.

Protection of Intellectual Property

         Our success is heavily dependent upon our confidential and proprietary intellectual property. We have no patents or patent applications pending covering any aspect of our software products. We rely primarily on a combination of confidentiality agreements, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary rights. Trade secret and copyright laws afford only limited protection to Mobius. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that our means of attempting to protect our proprietary rights will be adequate or that our competitors will not independently develop similar or competitive technology.

         Our products are generally provided to customers in object code format only. However, we enter into arrangements with our customers that releases the source code to the customer upon the occurrence of certain events, such as bankruptcy or insolvency of Mobius or certain material breaches of the license agreement by Mobius. In the event of any release of the source code pursuant to these arrangements, the customer's license is generally limited to use of the source code to maintain, support and configure our software products. Notwithstanding such provision, the delivery of source code to customers may increase the likelihood of misappropriation or other misuse of our intellectual property.

         We are not aware that any of our products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Mobius with respect to current or future products. Defense of any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Mobius to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Mobius or at all, which could have a material adverse effect on our business, operating results and financial condition.

Dependence on Licensed Technology

         We rely on certain software and other information that we license from third parties, including software that is used to perform certain functions in our products. Although we believe that there are alternatives for these products, any significant interruption in the availability of such third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by these products. In addition, we are to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality provided by the third party software currently offered in conjunction with our products in the event that such software becomes obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on our business, operating results and financial condition.

Risk of Product Defects; Product Liability

         Software products as complex as those offered by Mobius frequently contain defects, especially when first introduced or when new versions are released. Although we conduct extensive product testing, we have in the past discovered software defects in certain of our new products and enhancements after their introduction. We could in the future lose, or delay recognition of, revenues as a result of software errors or defects. We believe that our customers and potential customers are highly sensitive to defects in our software. Although our business has not been materially adversely affected by any such errors to date, there can be no assurance that, despite testing by Mobius and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could have a material adverse effect on our business, operating results and financial condition.

         Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of products by Mobius may entail the risk of such claims, and there can be no assurance that Mobius will not be subject to such claims in the future. We do not maintain product liability insurance. A successful product liability claim brought against Mobius could have a material adverse effect on our business, operating results and financial condition.

Year 2000 Compliance

         Many currently installed operating systems and software products are coded to accept only two digit entries in the date code field. These date code fields need additional digits to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. For a discussion on Year 2000 compliance by Mobius and how Year 2000 compliance may effect our future performance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7.

Management of Growth; Dependence on Senior Management and Other Key Employees

         Our ability to effectively manage our future growth, if any, will require us to continue to improve our operational, financial and management controls, accounting and reporting systems, and other internal processes. There can be no assurance that we will be able to make such improvements in an efficient or timely manner or that any such improvements will be sufficient to manage our growth, if any. If we are unable to manage growth effectively, our business, operating results and financial condition would be materially adversely affected.

         Our success depends to a significant extent upon our senior management and certain other key employees of Mobius. The loss of the service of senior management or other key employees could have a material adverse effect on Mobius. Furthermore, we believe that our future success will also depend to a significant extent upon our ability to attract, train and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel is intense, and we expect that such competition will continue for the foreseeable future. We have from time to time experienced difficulty in locating candidates with appropriate qualifications. The failure to attract or retain such personnel could have a material adverse effect on our business, operating results and financial condition.